Exhibit 99.1

KINGOLD JEWELRY REPORTS FINANCIAL RESULTS

FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2014

Company to Hold Conference Call with Accompanying Slide Presentation on November 14, 2014, at 8:30 a.m ET

Company Reiterates 2014 Guidance of Between 60 metric tons and 70 metric tons of Gold Processed During 2014

WUHAN CITY, China, November 13, 2014 - Kingold Jewelry, Inc. ("Kingold" or "the Company") (NASDAQ: KGJI), one of China's leading manufacturers and designers of high quality 24-karat gold jewelry, ornaments and investment-oriented products, today announced its financial results for the third quarter and nine months ended September 30, 2014.

2014 Third Quarter Highlights (all results are compared to prior year period)

•	Net sales decreased to $251.0 million compared to $283.9 million, primarily due to an overall decrease in the price of gold during the quarter
•	Processed a total of 14.5 metric tons [one metric ton = 35,274 ounces] of 24-karat gold products, an increase of 11.5% compared to 13.0 metric tons
•	As a result of lower gold prices, the Company incurred a write-down of $6.3 million on the value of its inventory
•	Gross profit decreased to $10.0 million compared to $16.9 million, and gross margin was 4.0% compared to 5.9%, largely as a result of this write-down of inventory
•	Net income was $5.2 million, or $0.08 per share, compared to $11.0 million, or $0.17 per share

2014 Nine Month Financial Highlights (all results are compared to prior year period)

•	Net sales increased to $898.2 million compared to $872.3 million
•	Processed a total of 46.9 metric tons of 24-karat gold products, an increase of 27.4% compared to 36.8 metric tons
•	Net income increased 92.8% to $39.2 million, or $0.59 per share, from $20.4 million, or $0.32 per share
•	Book value per diluted share of $3.77 at September 30, 2014 compared to $3.35 at December 31, 2013

Outlook for 2014

•	Company reiterates 2014 guidance of between 60 metric tons and 70 metric tons of gold processed during 2014

•	Expects international business to continue to expand. The Company delivered an initial shipment of 24-karat gold jewelry product samples to the Middle East Region in October 2014

Mr. ZhiHong Jia, Chairman and CEO of the Company, commented, “Kingold has continued to report profitable results despite a challenging gold market. We processed 14.5 metric tons of gold during the quarter and continue to increase our sales volume by expanding our sales channels both in China and overseas. However, we are continuing to focus on properly balancing our product mix and focusing on customized production, which increased as a percentage of our overall business during the quarter. We believe that this will enable Kingold to both leverage its expertise in design and manufacturing as well as help to alleviate its inventory risk. We are working diligently to ensure that the Company is well-positioned to grow despite gold pricing headwinds. We believe that our business is a flexible and sustainable model, and have been pleased to see steady demand from our customer base. We remain on track to meet our projected gold processed volume of between 60 metric tons and 70 metric tons during 2014.”

Kingold Jewelry, Inc. November 13, 2014	Page 2

Update on Industrial Park

Chairman Jia added, “We are pleased with the construction progress of the Kingold International Jewelry and Cultural Industry Park, and are working aggressively on pre-leasing rental spaces. We anticipate utilizing the advanced rental fees and capital gain from the presales to further enhance the construction of the Jewelry Park.”

2014 Third Quarter Operational Review

•	In the third quarter of 2014, Kingold processed approximately 14.5 metric tons of 24-karat gold products, an increase of 11.5% over the 13.0 metric tons processed in the third quarter of 2013.

Metric Tons of Gold Processed
	Three Months Ended:
	September 30, 2014		September 30, 2013
	Volume	% of Total	Volume	% of Total
Branded*	6.5	44.8%	7.2	55.2%
Customized**	8.0	55.2%	5.8	44.8%
Total	14.5	100%	13.0	100%
	Nine Months Ended:
	September 30, 2014		September 30, 2013
	Volume	% of Total	Volume	% of Total
Branded*	23.1	49.3%	20.3	55.2%
Customized**	23.8	50.7%	16.5	44.8%
Total	46.9	100%	36.8	100%

*	Branded Production:	The Company acquires gold from the Shanghai Gold Exchange to produce branded products.
**	Customized Production:	Clients who purchase customized products supply gold to the Company for processing.

For the three months ended September 30, 2014, the Company processed a total of 14.5 metric tons of gold, of which branded production was 6.5 metric tons, representing 44.8% of net sales, and customized production was 8.0 metric tons, representing 55.2% of net sales in the third quarter of 2014. In the third quarter of 2013, the Company processed a total of 13.0 metric tons, of which branded production was 7.2 metric tons, or 55.2% of the net sales, and customized production was 5.8 metric tons, or 44.8% of the net sales.

2014 Third Quarter Financial Review

Revenues

Net sales for the three months ended September 30, 2014 was $251.0 million, compared to $283.9 million for the same period in 2013. The decrease was primarily due to an overall decrease in the price of gold in the third quarter of 2014.

Net sales for the nine months ended September 30, 2014 were $898.2 million, an increase of 3.0% from the $872.3 million reported in the same period of the prior year. The increase in net sales was primarily driven by increased branded production in the amount of $113.2 million, offset by approximately $97.3 million due to the decrease in the price of gold, with the remaining increase due to gains from exchange rate fluctuations.

On October 28, 2014, Kingold signed a Cooperation Agreement of Precious Metal Products with Hubei Bank Corporation Limited to design and manufacture 24-karat gold investment-oriented products. The Company now sells its investment gold products through the following bank partners: Bank of Communications, China Merchant Bank, CITIC Bank, Wuhan Rural Commercial Bank, China Construction Bank, Xingye Bank, and Hubei Bank. The Company’s investment gold products are now being resold in a number of provinces throughout China, including Beijing, Hubei, Jiangsu, Jiangxi, Liaoning, Zhejiang, Henan and Sichuan Provinces. The Company’s total sales from its investment gold business were $19.1 million for the first nine months of 2014.

Kingold Jewelry, Inc. November 13, 2014	Page 3

Gross Profit

Gross profit for the three months ended September 30, 2014 was $10.0 million, a decrease of 41.0%, from $16.9 million for the same period in 2013.

Gross profit for the nine months ended September 30, 2014 increased to $62.3 million, an increase of 90.2%, from $32.7 million for the same period in 2013.

Gross Margin

The Company’s gross margin was 4.0% for the three months ended September 30, 2014, compared to 5.9% in the prior year period. The primary reason for the decrease was a $6.3 million write-down of inventory in the third quarter of 2014, which more than offset the margin improvement from the increase in customized production.

The Company’s gross margin for the nine months ended September 30, 2014 was 6.9%, up from 3.8% in the prior year period. The substantial increase was due to the fact that the Company purchased large quantities of gold inventory at year end 2013 and beginning of 2014 at low market prices, making the first half production at a cost much lower than normal. Gold prices increased from $1,204.5 per ounce on December 31, 2013 to as high as $1,385.0 per ounce on March 14, 2014 before decreasing to $1,216.5 on September 30, 2014.

Net Income

Net income for the three months ended September 30, 2014 was $5.2 million, or $0.08 per diluted share based on 66.1 million weighted average diluted shares outstanding, compared to net income of $11.0 million in the prior year period, or $0.17 per diluted share based on 64.5 million weighted average diluted shares outstanding in the prior-year period.

Net income for the nine months ended September 30, 2014 was $39.2 million, or $0.59 per diluted share based on 66.3 million weighted average diluted shares outstanding, compared to net income of $20.4 million in the prior year period, or $0.32 per diluted share based on 63.3 million weighted average diluted shares outstanding, in the prior-year period.

Balance Sheet and Cash Flow

(in millions except for percentages)	9/30/2014	12/31/2013	% Changed
Cash	$6.9	2.3	186.7%
Inventories (gold)	215.7	174.4	23.6%
Working Capital	224.5	199.8	12.4%
Stockholders’ Equity	250.0	214.9	16.2%

Net cash provided by operating activities was $6.5 million for the nine months ended September 30, 2014, compared with net cash provided by operating activities of $6.3 million for the same period in 2013. The change was mainly because of the increase in net income, which was offset by the increase in inventory.

Kingold’s net cash from operating activities can fluctuate significantly due to changes in inventories (principally gold). Other factors that may vary significantly include the Company’s purchases of gold and income taxes. The Company expects that the net cash it generates from operating activities will continue to fluctuate as the Company’s inventories, receivables, accounts payables, and the other factors described above change with increased production and the purchase of larger quantities of raw materials (principally gold).

Kingold Jewelry, Inc. November 13, 2014	Page 4

Outlook for 2014

Based on its existing resources and capacity, strong demand for 24-karat gold products in China and continued efforts in building market share, the Company reiterates that its gold processed is expected to be between 60 metric tons and 70 metric tons during 2014.

Conference Call Details

Kingold also announced that it will discuss these financial results in a conference call on November 14, 2014, at 8:30 AM ET.

The dial-in numbers are:

Live Participant Dial In (Toll Free):	877-407-9038
Live Participant Dial In (International):	201-493-6742

The conference call will also be webcast live. To listen to the call, please go to the Investor Relations section of Kingold's website at www.kingoldjewelry.com, or click on the following link:  http://kingoldjewelry.equisolvewebcast.com/q3-2014. The Company will also have an accompanying slide presentation available in PDF format on its homepage prior to the conference call.

About Kingold Jewelry, Inc.

Kingold Jewelry, Inc. (NASDAQ: KGJI), centrally located in Wuhan City, one of China's largest cities, was founded in 2002 and today is one of China's leading designers and manufacturers of 24-karat gold jewelry, ornaments, and investment-oriented products. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. For more information, please visit www.kingoldjewelry.com.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “expects,” “believe,” “project,” “anticipate,” or similar expressions. The forward-looking statements in this release include statements regarding Kingold’s outlook with respect to its sales volume in sales channels in both China and overseas, Kingold’s ability to balance branded and customized production and the resulting impact on the Company’s inventory risk, Kingold’s outlook for continued growth in 2014, as well as Kingold’s expectations with respect to presale approval at the planned Kingold International Jewelry and Cultural Industry Park and the effect of such approval on its ability to finance the construction of the Park. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Forward-looking statements are subject to a number of risks, including those contained in Kingold's SEC filings available at www.sec.gov, including Kingold's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements for any reason.

Kingold Jewelry, Inc. November 13, 2014	Page 5

Company Contact
Kingold Jewelry, Inc.
Bin Liu, CFO
Phone: +1-847-660-3498 (US) / +86-27-6569-4977 (China)

bl@kingoldjewelry.com

INVESTOR RELATIONS
The Equity Group Inc.
Katherine Yao, Associate
+86 10-6587-6435
kyao@equityny.com

Adam Prior, Senior Vice President
(212) 836-9606
aprior@equityny.com

Kingold Jewelry, Inc. November 13, 2014	Page 6

KINGOLD JEWELRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN U.S. DOLLARS)
(UNAUDITED)

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013

NET SALES	$251,006,255	$283,890,000	$898,225,518	$872,340,210

COST OF SALES
Cost of sales	(240,742,984)	(266,705,520)	(834,987,086)	(838,673,009)
Depreciation	(307,790)	(304,815)	(922,756)	(906,590)
Total Cost of Sales	(241,050,774)	(267,010,335)	(835,909,842)	(839,579,599)

GROSS PROFIT	9,955,481	16,879,665	62,315,676	32,760,611

OPERATING EXPENSES
Selling, general and administrative expenses	1,699,795	1,143,882	5,318,285	3,139,638
Stock compensation expenses	612,995	375,002	1,838,985	1,133,790
Depreciation	30,228	36,293	92,268	110,286
Amortization	3,068	26	9,222	6,080
Total Operating Expenses	2,346,086	1,555,203	7,258,760	4,389,794

INCOME FROM OPERATIONS	7,609,395	15,324,462	55,056,916	28,370,817

OTHER EXPENSE
Interest expense	(577,858)	(96,866)	(1,539,249)	(290,914)
Total Other Expense	(577,858)	(96,866)	(1,539,249)	(290,914)

INCOME FROM OPERATIONS BEFORE TAXES	7,031,537	15,227,596	53,517,667	28,079,903

INCOME TAX PROVISION (BENEFIT)
Current	3,373,114	3,402,482	15,577,085	8,197,780
Deferred	(1,575,575)	830,419	(1,301,027)	(471,468)
TOTAL INCOME TAX PROVISION	1,797,539	4,232,901	14,276,058	7,726,312

NET INCOME	5,233,998	10,994,695	39,241,609	20,353,591

OTHER COMPREHENSIVE INCOME (LOSS)
Total Foreign Currency Translation Gains (Loss)	72,284	1,278,588	(1,594,156)	4,780,603

COMPREHENSIVE INCOME	$5,306,282	$12,273,283	$37,647,453	$25,134,194

Earnings per share
Basic	$0.08	$0.17	$0.60	$0.32
Diluted	$0.08	$0.17	$0.59	$0.32
Weighted average number of shares
Basic	65,953,462	64,334,400	65,905,667	63,073,008
Diluted	66,137,568	64,486,938	66,285,370	63,310,034

Kingold Jewelry, Inc. November 13, 2014	Page 7

KINGOLD JEWELRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN U.S. DOLLARS)
(UNAUDITED)

	September 30,	December 31,
	2014	2013

ASSETS

CURRENT ASSETS
Cash	$6,554,801	$2,284,930
Restricted cash	16,709,130	12,668,749
Accounts receivable	13,668	532,386
Inventories, net	215,652,024	174,433,501
Other current assets and prepaid expenses	1,215,344	8,252,387
Due from related party	-	52,354,308
Value added tax recoverable	5,812,722	6,220,866
Deferred income tax assets	1,573,587	275,882
Total Current Assets	247,531,276	257,023,009

PROPERTY AND EQUIPMENT, NET	9,772,205	10,686,947

OTHER ASSETS
Deposit on land use right	47,177,693	32,721,442
Other assets	153,258	157,946
Land use right	494,403	507,117
Total Other Assets	47,825,354	33,386,505
TOTAL ASSETS	$305,128,835	$301,096,461

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short term loans	$16,247,746	$49,572,985
Other payables and accrued expenses	2,667,052	3,499,717
Income tax payable	3,381,538	3,269,908
Other taxes payable	696,394	848,739
Total Current Liabilities	22,992,730	57,191,349

Long term loans	32,471,120	29,004,287
TOTAL LIABILITIES	55,463,850	86,195,636

EQUITY
Preferred stock, $0.001 par value, 500,000 shares
authorized, none issued or outstanding
as of September 30, 2014 and December 31, 2013	-	-
Common stock $0.001 par value, 100,000,000 shares
authorized, 65,953,462 and 64,953,462 shares issued and outstanding
as of September 30, 2014 and December 31, 2013	65,953	64,953
Additional paid-in capital	79,239,190	76,847,205
Retained earnings
Unappropriated	154,911,706	120,946,375
Appropriated	967,543	967,543
Accumulated other comprehensive income	14,480,593	16,074,749
Total Stockholders' Equity	249,664,985	214,900,825
TOTAL LIABILITIES AND EQUITY	$305,128,835	$301,096,461

Kingold Jewelry, Inc. November 13, 2014	Page 8

KINGOLD JEWELRY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(IN U.S. DOLLARS)
(UNAUDITED)

	For the nine months ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$39,241,609	$20,353,591
Adjusted to reconcile net income to cash provided by
operating activities:
Depreciation	1,015,024	1,016,876
Amortization of intangible assets	9,222	6,080
Share based compensation	1,838,985	1,133,790
Inventory valuation allowance	6,301,209	7,115,531
Deferred tax benefit	(1,301,027)	(471,468)
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	515,603	425,686
Inventories	(48,770,478)	(22,251,264)
Other current assets and prepaid expenses	8,136,861	(291,007)
Value added tax recoverable	365,586	(989,335)
Increase (decrease) in:
Other payables and accrued expenses	(826,274)	(444,964)
Income tax payable	134,356	756,440
Other taxes payable	(146,645)	(55,351)
Net cash provided by operating activities	6,514,031	6,304,605

CASH FLOWS FROM INVESTING ACTIVITIES
Cash deposit for land use right	(14,694,597)	-
Purchase of property and equipment	(173,164)	(53,669)
Net cash used in investing activities	(14,867,761)	(53,669)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank loans-short term	23,991,542	-
Repayments of bank loans-short term	(57,010,410)	-
Proceeds from long term loan	3,671,113	-
Restricted cash	(4,132,361)	(4,284,287)
Proceeds from related party loan	64,990,983	1,501,252
Repayments of related party loan	(12,998,197)	-
Cash dividend paid	(5,276,277)	-
Net proceeds from exercise of warrants	-	4,500,000
Net proceeds from stock issuance	-	12,522,000
Net cash provided by financing activities	13,236,393	14,238,965

EFFECT OF EXCHANGE RATES ON CASH	(612,792)	283,017

NET INCREASE IN CASH	4,269,871	20,772,918

CASH, BEGINNING OF PERIOD	2,284,930	2,544,114

CASH, END OF PERIOD	$6,554,801	$23,317,032

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest expense	$10,192,638	$3,235,628
Cash paid for income tax	$15,442,729	$7,441,340